Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

November 21, 2017

Lennar Corporation

700 N.W. 107th Avenue

Miami, Florida 33172

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission (the “Commission”) a registration statement under the Securities Act of 1933, as amended, on Form S-4 (the “Registration Statement”) relating to 109,254,930 shares of your Class A common stock and 2,185,099 shares of your Class B common stock (together, the “Shares”) that may be issued in connection with a merger (the “Merger”) of CalAtlantic Group, Inc. (“CalAtlantic”) with your wholly owned subsidiary Cheetah Cub Group Corp. (“Merger Sub”) pursuant to an Agreement and Plan of Merger dated as of October 29, 2017, among CalAtlantic, you, and Merger Sub (the “Merger Agreement”).

We have reviewed the resolutions of your Board of Directors authorizing the issuance of the Shares in connection with the Merger and such other documents, and made such examination of law, as we have deemed appropriate to give the opinion set forth below.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that when Shares are issued in connection with the Merger in accordance with the Merger Agreement, those Shares will be validly issued, fully paid and non-assessable.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Joint Proxy Statement/Prospectus that is included in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules under it.

                             Very truly yours,

                             /s/ Goodwin Procter LLP